EXHIBIT 10.1

SENESTECH, INC.

[           ], 2018

[Name of Warrant Holder]

[Address of Warrant Holder]

Re:	Inducement Offer to Exercise Common Stock Purchase Warrants

To Whom It May Concern:

SenesTech, Inc. (the “Company”) is pleased to offer to you the opportunity to exercise all of the Series 18-6 Warrants to Purchase Common Stock set forth on Annex I attached hereto (the “Existing Warrants”) currently held by you (the “Holder”). The Existing Warrants and the shares underlying the Existing Warrants (“Warrant Shares”) have been registered pursuant to registration statement Form S-1 (File No. 333- 221433) (the “Registration Statement”) in connection with a public offering (the “Public Offering”). The Registration Statement is currently effective and, upon exercise of the Existing Warrants pursuant to this letter agreement, will be effective for the issuance or sale, as the case may be, of the Warrant Shares. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Existing Warrant.

In consideration for exercising in full all of the Existing Warrants held by you and set forth on Annex I hereto (the “Warrant Exercise”), the Company hereby offers to issue you or your designee a Series 18-6 Warrant to Purchase Common Stock (“New Warrant”) pursuant to Section 4(a)(2) of the 1933 Act to purchase up to a number of shares of Common Stock equal to 100% of the number of Warrant Shares issued pursuant to the undersigned’s exercise hereunder, which New Warrant shall be substantially in the form of the Existing Warrants (except that Section 2(c) of the Existing Warrant – “Adjustment Upon Issuance of Shares of Common Stock” shall not be included in the New Warrant), and will be exercisable six months after the issue date, and have a term of exercise of 60 months, and an exercise price equal to $1.82. The original New Warrant certificate(s) will be delivered within two Business Days following the date hereof. Notwithstanding anything herein to the contrary, in the event the Warrant Exercise would otherwise cause the Holder to exceed the beneficial ownership limitations (“Beneficial Ownership Limitation”) set forth in Section 1(f) of the Existing Warrants, the Company shall only issue such number of Warrant Shares to the Holder that would not cause such Holder to exceed the maximum number of Warrant Shares permitted thereunder with the balance to be held in abeyance until notice from such Holder that the balance (or portion thereof) may be issued in compliance with such limitations.

Expressly subject to the paragraph immediately following this paragraph below, Holder may accept this offer by signing this letter below, with such acceptance constituting Holder's exercise in full of the Existing Warrants for an aggregate exercise price set forth on the Holder’s signature page hereto (the “Warrants Exercise Price”) on or before 4:00 p.m. Eastern on June 20, 2018.

Additionally, the Company agrees to the representations, warranties and covenants set forth on Annex A attached hereto. Holder represents and warrants that it is an “accredited investor” as defined in Rule 501 of the 33 Act, and agrees that the New Warrants will contain restrictive legends when issued, and neither the New Warrants nor the shares of Common Stock issuable upon exercise of the New Warrants will be registered under the 33 Act, except in the discretion of the Company.

From the date hereof until the end of the fifth (5th) Trading Day following the date hereof, neither the Company nor any subsidiary of the Company (the Company acknowledging that it does not currently have any subsidiaries) shall issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or any securities of the Company or any subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock, other than the offer and issuance of New Warrants to Other Holders (defined below) .

If this offer is accepted and the transaction documents are executed on or before 4:00 p.m. Eastern on June 20, 2018, then on or before 5:00 p.m. Eastern Time on June 20, 2018, the Company shall file a Current Report on Form 8-K with the SEC disclosing all material terms of the transactions contemplated hereunder. The Company represents, warrants and covenants that, upon acceptance of this offer, the shares underlying the Existing Warrants shall be issued free of any legends or restrictions on resale by Holder and all of the Warrant Shares shall be delivered electronically through the Depository Trust Company within 1 Business Day of the date the Company receives the Warrants Exercise Price (or, with respect to Warrant Shares that would otherwise be in excess of the Beneficial Ownership Limitation, within 2 Business Days of the date the Company is notified by Holder that its ownership is less than the Beneficial Ownership Limitation). The terms of the Existing Warrants, including but not limited to the obligations to deliver the Warrant Shares, shall otherwise remain in effect as if the acceptance of this offer were a formal Notice of Exercise (including but not limited to any liquidated damages and compensation in the event of late delivery of the Warrant Shares).

The Company acknowledges and agrees that the obligations of the Holders under this letter agreement are several and not joint with the obligations of any other holder or any other holders of Warrants to Purchase Common Stock of the Company (each, an “Other Holder”) under any other agreement related to the exercise of such warrants (“Other Warrant Exercise Agreement”), and the Holder shall not be responsible in any way for the performance of the obligations of any Other Holder or under any such Other Warrant Exercise Agreement. Nothing contained in this letter agreement, and no action taken by the Holders pursuant hereto, shall be deemed to constitute the Holder and the Other Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holder and the Other Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this letter agreement and the Company acknowledges that the Holder and the Other Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this letter agreement or any Other Warrant Exercise Agreement. The Company and the Holder confirm that the Holder has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this letter agreement, and it shall not be necessary for any Other Holder to be joined as an additional party in any proceeding for such purpose.

The Company hereby represents and warrants as of the date hereof and covenants and agrees from the date hereof until the six month anniversary of the date of this Agreement, that none of the terms offered to any Other Holder with respect to any Other Warrant Exercise Agreement (or any amendment, modification or waiver thereof), is or will be more favorable to such Other Holder than those of the Holder and this letter agreement unless the following sentence is applied. If, and whenever on or after the date hereof until the six month anniversary of the date of this Agreement, the Company enters into an Other Warrant Exercise Agreement with more favorable terms, then (i) the Company shall provide notice thereof to the Holder promptly following the occurrence thereof and (ii) the terms and conditions of this letter agreement shall be, without any further action by the Holder or the Company, automatically amended and modified in an economically and legally equivalent manner such that the Holder shall receive the benefit of the more favorable terms and/or conditions (as the case may be) set forth in such Other Warrant Exercise Agreement (including the issuance of additional Warrant Shares, if applicable), provided that upon written notice to the Company at any time the Holder may elect not to accept the benefit of any such amended or modified term or condition, in which event the term or condition contained in this letter agreement shall apply to the Holder as it was in effect immediately prior to such amendment or modification as if such amendment or modification never occurred with respect to the Holder. The provisions of this paragraph shall apply similarly and equally to each Other Warrant Exercise Agreement.

***************

As soon as practicable (and in any event by the 30th calendar day following the date of this Agreement), the Company shall file a registration statement on Form S-1 (or other appropriate form) providing for the resale by the Purchasers of the shares of Common Stock underlying the New Warrants. The Company shall use best efforts to cause such registration to become effective within 90 days following the date hereof and to keep such registration statement effective at all times until the Holder no longer owns any New Warrants.

To accept this offer, Holder must counter execute this letter agreement and return the fully executed agreement to the Company by e-mail at: Tom.Chesterman@senestech.com, attn.: Tom Chesterman, CFO, on or before 1:00 p.m. Eastern on June 20, 2018.

Please do not hesitate to call me if you have any questions.

Sincerely yours,

SENESTECH, INC

By:
Name:	Thomas Chesterman
Title:	Chief Financial Officer

Accepted and Agreed to:

Name of Holder: ___________________________________________________________________

Signature of Authorized Signatory of Holder: ____________________________________________

Name of Authorized Signatory: __________________________________________________________

Title of Authorized Signatory: ___________________________________________________________

Warrant Shares: _________________________

Aggregate Exercise Price: ________________________

New Warrants: (100% of total Series 18-6 Warrants being exercised): ______________________

DTC Instructions:

Annex A

Representations, Warranties and Covenants of the Company. The Company hereby makes the following representations and warranties to the Holder:

(a)       Affirmation of Prior Representations, Warranties and Covenants. The Company hereby represents and warrants to the Holder that the Company’s representations and warranties as set forth in Section 3 and the Company’s covenants listed in Section 5 of that certain underwriting agreement, dated November 17, 2017, between the Company and Roth Capital Partners, LLC, as sole book-runner, and Craig-Hallum Capital Group, as co-manager (the “Underwriting Agreement”), together with any updates in the Company’s public reports filed with the SEC subsequent to the Underwriting Agreement, are true and correct as of the date hereof and have been fully performed as of the date hereof.

(b)       Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this letter agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this letter agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith. This letter agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c)       No Conflicts. The execution, delivery and performance of this letter agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s certificate or articles of incorporation, bylaws or other organizational or charter documents; or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any  liens, claims, security interests, other encumbrances or defects upon any of the properties or assets of the Company in connection with, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing Company debt or otherwise) or other material understanding to which such Company is a party or by which any property or asset of the Company is bound or affected; or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected, except, in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a material adverse effect upon the business, prospects, properties, operations, condition (financial or otherwise) or results of operations of the Company, taken as a whole, or in its ability to perform its obligations under this letter agreement.

(d)       Nasdaq Corporate Governance. The transactions contemplated under this letter agreement, comply with all rules of the Nasdaq Capital Market.

Annex I

Series [ ] Warrant	Number of Warrant Shares	Exercise Price
Series [ ] Warrant	[ ]	$1.50